Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Media Contact: Christie McConnell Travelzoo, North America +1 (212) 484-4912 cmcconnell@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports First Quarter 2013 Results

NEW YORK, April 18, 2013 — Travelzoo Inc. (NASDAQ: TZOO):

•	Revenue of $42.2 million, up 7% year-over-year

•	Net income of $5.6 million, up 49% year-over-year

•	Earnings per share of $0.36, compared to $0.23 (GAAP) / $0.42 (non-GAAP) in the prior-year period

•	Cash flow from operations of $6.5 million

Travelzoo Inc., a global Internet media company, today announced financial results for the first quarter ended March 31, 2013, with revenue of $42.2 million, an increase of 7% year-over-year. Operating profit was $8.0 million. Net income was $5.6 million, with earnings per share of $0.36, up from $0.23 in the prior-year period. Non-GAAP earnings per share was $0.36, down from $0.42 in the prior-year period.

"We kicked off 2013 with record revenues, driven by strong performance within our travel segments in both North America and Europe,” said Chris Loughlin, chief executive officer. “We accelerated subscriber growth and made significant improvements in audience engagement across email, social media and mobile apps.  We continued to develop our new hotel booking platform, which we plan to roll out later this year."

North America
North America business segment revenue increased 5% year-over-year to $30.2 million. Operating profit for the first quarter was $5.5 million, or 18% of revenue, down from $7.1 million, or 25% of revenue, in the prior-year period. The decrease in operating profit was a result of increased expenses related to sales force expansion, hotel booking platform development, traffic acquisition and subscriber marketing.

Europe
Europe business segment revenue increased 14% year-over-year to $12.4 million. In local currency terms, revenue for the first quarter increased 14% year-over-year. Operating profit was $2.5 million, or 21% of revenue, up from an operating profit of $2.4 million, or 23% of revenue in the prior-year period.

Subscribers
Travelzoo had a total unduplicated number of subscribers in North America and Europe of 22.9 million as of March 31, 2013, up 5% from March 31, 2012. In North America, total unduplicated number of subscribers was 16.3 million as of March 31, 2013, up 3% from March 31, 2012. In Europe, total unduplicated number of subscribers was 6.5 million as of March 31, 2013, up 9% from March 31, 2012.

Income Taxes
Income tax expense was $2.5 million, compared to $2.9 million in the prior-year period. The non-GAAP effective income tax rate was 31%, up from 30% in the prior-year period.

Asset Management
During the first quarter 2013, Travelzoo generated $6.5 million of cash from operating activities. Accounts receivable increased by $648,000 over the prior-year period to $15.3 million. Accounts payable increased by $4.5 million over the prior-year period to $26.9 million. Capital expenditures were $900,000, up from $678,000 in the prior-year period. Travelzoo exited the first quarter with $65.1 million in cash and cash equivalents.

Non-GAAP Measures
To give an enhanced view of the company's operating performance, management has calculated non-GAAP operating income, non-GAAP net income and non-GAAP earnings per share by excluding the $3 million charge related to our unexchanged promotional merger shares in the prior-year period. The company believes these metrics assist investors to assess certain business trends in the same way that these trends are analyzed by management. The discussion of non-GAAP operating income, non-GAAP net income, and non-GAAP earnings share are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures. As the only difference between GAAP and non-GAAP measures is the charge related to our unexchanged promotional merger shares in the prior- year period, today's reporting should not be viewed as the company's intention to report non-GAAP measures in future periods. Refer to the “Reconciliation of GAAP to Non-GAAP Measures” section of this release for a summary of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Conference Call
Travelzoo will host a conference call to discuss first quarter results at 11:00 a.m. ET today. Please visit http://www.travelzoo.com/earnings to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo
Travelzoo Inc. is a global Internet media company. With more than 26 million subscribers in North America, Europe, and Asia Pacific and 25 offices worldwide, Travelzoo® publishes deals from more than 2,000 travel and entertainment companies. Travelzoo’s deal experts review offers to find the best deals and confirm their true value. In Asia Pacific, Travelzoo is independently owned and operated by Travelzoo (Asia) Ltd. and Travelzoo Japan K.K. under a license agreement with Travelzoo Inc.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions, and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

Travelzoo Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2013	2012
Revenues	$42,177	$39,333
Cost of revenues	3,985	4,054
Gross profit	38,192	35,279
Operating expenses:
Sales and marketing	19,659	16,265
General and administrative	10,497	9,444
Unexchanged promotional merger shares	—	3,000
Total operating expenses	30,156	28,709
Income from operations	8,036	6,570
Other income	31	99
Income before income taxes	8,067	6,669
Income taxes	2,472	2,922
Net income	$5,595	$3,747
Net income per share:
Basic	$0.36	$0.23
Diluted	$0.36	$0.23
Weighted Average Shares:
Basic	15,362	15,962
Diluted	15,371	16,019

Travelzoo Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$65,107	$61,169
Accounts receivable, net	15,303	13,626
Income taxes receivable	5,117	6,682
Deposits	398	389
Prepaid expenses and other current assets	2,187	2,260
Deferred tax assets	2,426	2,194
Total current assets	90,538	86,320
Deposits, less current portion	1,208	1,107
Deferred tax assets, less current portion	1,240	1,710
Restricted cash	3,252	3,396
Property and equipment, net	5,316	4,314
Intangible assets, net	796	986
Total assets	$102,350	$97,833
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,909	$28,695
Accrued expenses	12,796	11,993
Deferred revenue	2,158	2,698
Deferred rent	262	280
Income tax payable	559	—
Total current liabilities	42,684	43,666
Long-term tax liabilities	10,133	10,030
Deferred rent, less current portion	1,510	798
Total liabilities	54,327	54,494
Common stock	163	163
Treasury stock	(7,898)	(7,898)
Additional paid-in capital	9,169	8,863
Accumulated other comprehensive loss	(1,954)	(737)
Retained earnings	48,543	42,948
Total stockholders’ equity	48,023	43,339
Total liabilities and stockholders’ equity	$102,350	$97,833

Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended
	March 31,
	2013	2012
Cash flows from operating activities:
Net income	$5,595	$3,747
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	716	627
Deferred income taxes	193	—
Stock-based compensation	307	287
Provision for losses on accounts receivable	95	108
Net foreign currency effects	94	(35)
Changes in operating assets and liabilities:
Accounts receivable	(2,036)	(1,271)
Deposits	(155)	(132)
Income tax receivable	1,564	845
Prepaid expenses and other current assets	350	(295)
Accounts payable	(549)	460
Accrued expenses	850	5,619
Deferred revenue	(517)	134
Deferred rent	(110)	(75)
Income tax payable	—	(284)
Other non-current liabilities	103	52
Net cash provided by operating activities	6,500	9,787
Cash flows from investing activities:
Purchases of property and equipment	(900)	(678)
Net cash used in investing activities	(900)	(678)
Cash flows from financing activities:
Net cash provided by (used in) financing activities	—	—
Effect of exchange rate on cash and cash equivalents	(1,662)	706
Net increase in cash and cash equivalents	3,938	9,815
Cash and cash equivalents at beginning of period	61,169	38,744
Cash and cash equivalents at end of period	$65,107	$48,559
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$328	$2,309

Travelzoo Inc.
Segment Information
(Unaudited)
(In thousands)

Three months ended March 31, 2013	North America	Europe	Elimination	Consolidated
Revenue from unaffiliated customers	$29,911	$12,266	$—	$42,177
Intersegment revenue	262	108	(370)	—
Total net revenues	30,173	12,374	(370)	42,177
Operating income	$5,484	$2,552	$—	$8,036
Three months ended March 31, 2012	North America	Europe	Elimination and Other (a)	Consolidated
Revenue from unaffiliated customers	$28,556	$10,777	$—	$39,333
Intersegment revenue	79	10	(89)	—
Total net revenues	28,635	10,787	(89)	39,333
Operating income	$7,142	$2,428	$(3,000)	$6,570

(a)	Includes a charge related to unexchanged promotional merger shares for the three months ended March 31, 2012.

Travelzoo Inc.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(In thousands, except per share and percentage amounts)

	Three months ended
	March 31,
	2013	2012
GAAP operating income	$8,036	$6,570
Unexchanged promotional merger shares (a)	—	3,000
Non-GAAP operating income	$8,036	$9,570

GAAP net income	$5,595	$3,747
Unexchanged promotional merger shares (a)	—	3,000
Non-GAAP net income	$5,595	$6,747

Diluted net income per share	$0.36	$0.23
Unexchanged promotional merger shares (a)	—	0.19
Non-GAAP diluted net income per share	$0.36	$0.42

GAAP operating margin	19.1%	16.7%
Unexchanged merger shares (a)	—	7.6%
Non-GAAP operating margin	19.1%	24.3%

GAAP effective tax rate	30.6%	43.8%
Unexchanged merger shares (a)	—	-13.6%
Non-GAAP effective tax rate	30.6%	30.2%

(a)	Includes a charge related to unexchanged promotional merger shares of $3.0 million for the three months ended March 31, 2012.